Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION REPORTS SECOND QUARTER 2008 RESULTS AND PROVIDES THIRD AND FOURTH QUARTER 2008 FORECASTS
Austin, TX — July 29, 2008 — Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the second quarter and six months ended June 30, 2008.
SECOND QUARTER 2008 RESULTS
Revenues from the sale of oil and natural gas including hedge settlements but excluding unrealized mark-to-market hedging gains and losses for the second quarter 2008 were up 4% to $35.5 million when compared to that in the second quarter 2007. Higher commodity prices increased revenues by $15.7 million, while lower production volumes and hedging losses decreased revenues by $11.1 million and $3.4 million, respectively. Our average net daily production for the second quarter 2008 was 30.2 MMcfe per day, which was within the previously provided production guidance range.
Our average realized price for natural gas in the second quarter 2008 was $11.03 per Mcf, which includes a $0.90 per Mcf loss associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the second quarter 2007 of $7.80 which includes an immaterial gain on the settlement of our natural gas derivative contracts. During the second quarter 2008, our average realized price for oil was $109.71 per barrel, which includes a $12.51 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the second quarter 2007 of $62.25, which includes a negligible effect from the settlement of our oil derivative contracts.
Our second quarter 2008 production costs, which include operating and maintenance (O&M) expenses, expensed workovers, ad valorem taxes and production taxes, were $1.47 per Mcfe compared to $0.93 per Mcfe in the second quarter 2007. This increase was primarily driven by a $0.40 per Mcfe increase in production taxes, which was a result of our recording production tax credits on our Vicksburg and Mills Ranch wells in the second quarter 2007 rather than deferring recording credits until receipt of regulatory approval. Our O&M expense also increased on a per unit basis due to the natural decline of production volumes from our wells.
Our second quarter 2008 general and administrative (G&A) expense was 14% higher than in the second quarter of last year. G&A costs increased primarily because of higher compensation expense and higher audit and tax fees.
Our depletion expense for the second quarter 2008 was $12.4 million, compared to $16.6 million in the second quarter 2007. Our lower production volumes decreased depletion expense by $5.8 million, while our higher depletion rate increased depletion expense by $1.6 million.
Our net interest expense for the second quarter 2008 was $0.2 million lower than in the second quarter 2007. This decrease was primarily due to our lower weighted average interest rate and higher amount of capitalized interest. Our weighted average debt outstanding for the second quarter 2008 was $205.5 million, compared to $201.2 million for the comparable period last year.
Our deferred income tax expense for the second quarter 2008 was $0.9 million, compared to $1.9 million in the second quarter of last year. This decrease was primarily due to lower income for the period.
Our reported net income for the second quarter 2008 was $1.5 million ($0.03 per diluted share), versus $2.3 million ($0.05 per diluted share) for the same period last year. Our after-tax earnings in the second quarter 2008 excluding the effect of our unrealized mark-to-market hedging losses were $8.1 million ($0.17 per diluted share), while our after-tax earnings in the second quarter 2007 excluding unrealized mark-to-market hedging gains and our ceiling test impairment were $5.1 million ($0.11 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.

For the second quarter 2008, we spent $43.1 million on oil and gas capital expenditures, which represents an increase of 48% from that in the second quarter 2007 and a 5% decrease from that in the first quarter 2008. Oil and gas capital expenditures for the second quarter 2008 and 2007 were:

	Three months ended June 30,
	2008	2007
	(in thousands)
Drilling	$31,489	$23,550
Net land and G&G	8,196	2,488
Capitalized costs	3,389	3,140
Capitalized FAS 143 ARO	71	21

Total oil and gas capital expenditures	$43,145	$29,199

FIRST SIX MONTHS 2008 RESULTS
Revenues from the sale of oil and natural gas including hedge settlements but excluding unrealized mark-to-market hedging gains and losses for the first six months of 2008 were up 3% to $66.0 million when compared to that in the corresponding period last year. Revenues increased $23.7 million due to a 55% increase in our average natural gas equivalent price compared to that in the first six months of 2007, while lower production volumes reduced revenues by $17.1 million. Oil and natural gas derivative hedging settlements decreased revenues by $4.8 million. Average daily production for the first six months 2008 was 31.2 MMcfe per day.
Our average realized price for natural gas during the first six months of 2008 was $9.99 per Mcf, which includes a $0.30 per Mcf loss associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the first six months of 2007 of $7.78 per Mcf, which includes a $0.20 per Mcf gain due to the settlement of our natural gas derivative contracts. Our average realized price for oil for the first half of 2008 was $100.53 per barrel, which includes an $8.93 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the first six months of 2007 of $58.91, which includes a $0.47 per barrel gain due to the settlement of our oil derivative contracts.
Our per unit production costs for the first six months of 2008 increased $0.65 per Mcfe when compared to that in the same period last year. Production taxes increased $0.41 per Mcfe due to a $2.3 million decrease in production tax abatements in the first six months of 2008 versus the first six months of 2007. Workover expense was $0.18 per Mcfe higher in the first six months 2008 as a result of two unexpected workovers during the first quarter 2008.
Our G&A expense for the first six months of 2008 was 16% higher than that in the first six months of last year. G&A costs increased primarily because of higher compensation expense and higher audit and tax fees.
Our depletion expense for the first six months of 2008 was $24.8 million compared to $30.6 million in the first six months of last year. Lower production volumes decreased depletion expense by $8.8 million, while our higher depletion rate increased depletion expense by $3.1 million.
Our net interest expense for the first six months of 2008 decreased by $0.2 million, or 3%, from the comparable period last year. This decrease was primarily due to our lower weighted average interest rate and higher amount of capitalized interest. Our weighted average debt outstanding for the first six months of 2008 was $194.2 million versus $191.5 million for the comparable period last year.
Our deferred income tax expense for the first six months of 2008 was $1.9 million, compared to $2.9 million in the first six months of last year. This decrease was primarily due to lower income for the period.
Our reported net income for the first six months of 2008 was $3.0 million ($0.07 per diluted share) versus net income of $4.2 million ($0.09 per diluted share) for the same period last year. Our after-tax earnings for the first six months of 2008 excluding the effect of our unrealized mark-to-market hedging losses, a non-GAAP financial measure, were $12.9 million ($0.28 per diluted share) and our aftertax earnings for the first six months of 2007 excluding unrealized mark-to-market hedging losses and our ceiling test impairment were $9.9 million ($0.22 per diluted share). A reconciliation of the first six months 2008 GAAP net income to earnings without the effect of the above items is included in our accompanying financial tables found later in this release.

Through June 30, 2008, we spent $62.7 million on drilling capital expenditures and $88.6 million in total oil and gas capital expenditures. Oil and gas capital expenditures for the first six months of 2008 and 2007 were:

	Six months ended June 30,
	2008	2007
	(in thousands)
Drilling	$62,689	$52,227
Net land and G&G	19,029	5,424
Capitalized costs	6,799	5,948
Capitalized FAS 143 ARO	132	228

Total oil and gas capital expenditures	$88,649	$63,827

THIRD AND FOURTH QUARTER 2008 FORECASTS
The following forecasts and estimates of our third and fourth quarter 2008 production volumes are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release. We currently expect our third quarter 2008 production volumes to average between 30 MMcfe per day and 34 MMcfe per day. We expect our fourth quarter 2008 production volumes to average between 35 MMcfe per day and 44 MMcfe per day.
For the third quarter 2008, lease operating expenses are projected to be $1.01 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 4.1% to 4.4% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.6 million ($0.96 to $0.85 per Mcfe).
MANAGEMENT COMMENTS
Gene Shepherd, Brigham’s Chief Financial Officer, commented, “With the benefit of the very strong commodity prices that we experienced during the quarter, our pre-hedge revenue was near our all time record. Further, we are pleased that we have been able to keep our costs in check, with the combination of our second quarter LOE and G&A expense having declined by 8% sequentially and 8% versus that in the prior year’s quarter.”
Gene Shepherd continued, “Our fourth quarter production forecast is positively impacted by our four new Southern Louisiana wells, which have yet to impact our production volumes, and our growing number of Williston Basin oil completions. In addition to our Williston Basin acreage and drilling investments creating significant net asset value for our shareholders, they are generating a growing wedge of relatively shallow decline rate oil production. Our oil production, benefiting from the favorable crude oil pricing fundamentals, generated roughly 75% more revenue than a Mcf equivalent of our gas production during the second quarter 2008.”
CONFERENCE CALL INFORMATION
Our management will host a conference call to discuss operational and financial results for the second quarter 2008 with investors, analysts and other interested parties on Wednesday, July 30, at 10:00 a.m. Eastern Time. To participate in the call, participants within the U.S. please dial 888-713-4216 and participants outside the U.S. please dial 617-213-4868. The participant passcode for the call is 37619931. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P38KY6HDG. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference. A telephone recording of the conference call will be available approximately two hours after the call is completed through 12:00 p.m. Eastern Time on Saturday, August 30, 2008. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 74623551. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

A copy of this press release and other financial and statistical information about the periods covered by this press release and conference call will be available on our website. To access the press release: go to www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Second Quarter 2008 Results and is dated Tuesday, July 29, 2008. To access the other financial and statistical information that will be covered by this conference call, go to www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Second Quarter 2008 Conference Call and is dated Tuesday, July 29, 2008.
ABOUT BRIGHAM EXPLORATION
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
FORWARD LOOKING STATEMENTS DISCLOSURE
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Oil and natural gas sales	$38,871	$34,283	$69,381	$62,769
Hedging settlements	(3,357)	6	(3,419)	1,430

	35,514	34,289	65,962	64,199
Unrealized hedging gains/ losses	(10,550)	2,258	(15,944)	(2,658)

	24,964	36,547	50,018	61,541
Other revenue	62	29	79	56

Total revenue	25,026	36,576	50,097	61,597

Costs and expenses:
Lease operating	2,548	3,325	5,534	5,894
Production taxes	1,441	551	2,724	622
General and administrative	2,596	2,281	5,189	4,459
Depletion of oil and natural gas properties	12,405	16,612	24,848	30,571
Impairment of oil and gas properties	—	6,505	—	6,505
Depreciation and amortization	158	158	305	321
Accretion of discount on asset retirement obligations	89	94	180	211

	19,237	29,526	38,780	48,583

Operating income	5,789	7,050	11,317	13,014

Other income (expense):
Interest expense, net	(3,482)	(3,678)	(6,901)	(7,095)
Interest income	39	134	114	265
Other income (expense)	96	712	403	902

	(3,347)	(2,832)	(6,384)	(5,928)

Income before income taxes	2,442	4,218	4,933	7,086

Income tax expense:
Current	—	—	—	—
Deferred	(925)	(1,908)	(1,889)	(2,903)

	(925)	(1,908)	(1,889)	(2,903)

Net income	$1,517	$2,310	$3,044	$4,183

Net income per share available to common stockholders:
Basic	$0.03	$0.05	$0.07	$0.09

Diluted	$0.03	$0.05	$0.07	$0.09

Weighted average shares outstanding:
Basic	45,332	45,080	45,296	45,067

Diluted	46,444	45,455	46,171	45,478

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Average net daily production:
Natural gas (MMcf)	21.6	38.4	23.0	35.8
Oil (Bbls)	1,422	1,308	1,360	1,330
Equivalent natural gas (MMcfe) (6:1)	30.2	46.3	31.2	43.8

Total net production:
Natural gas (MMcf)	1,947	3,457	4,139	6,439
Oil (MBbls)	128	118	245	239
Equivalent natural gas (MMcfe) (6:1)	2,715	4,163	5,609	7,875
% Natural gas	72%	83%	74%	82%

Sales price:
Natural gas ($/Mcf)	$11.93	$7.80	$10.29	$7.58
Oil ($/Bbl)	122.22	62.25	109.46	58.44
Equivalent natural gas ($/Mcfe) (6:1)	14.32	8.24	12.37	7.97

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$11.03	$7.80	$9.99	$7.78
Oil ($/Bbl)	109.71	62.25	100.53	58.91
Equivalent natural gas ($/Mcfe) (6:1)	13.08	8.24	11.76	8.15

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$7.61	$8.49	$7.14	$7.44
Oil ($/Bbl)	79.25	61.05	83.64	56.85
Equivalent natural gas ($/Mcfe) (6:1)	9.19	8.78	8.92	7.81
SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets:
Current assets	$40,688	$32,505
Oil and natural gas properties, net (full cost method)	574,008	510,207
Other property and equipment, net	1,082	1,034
Other non-current assets	5,171	4,682

Total assets	$620,949	$548,428

Liabilities and stockholders’ equity:
Current liabilities	$67,860	$41,718
Senior notes	158,611	158,492
Senior credit facility	48,600	10,000
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	43,554	41,625
Other taxes payable	2,162	2,162
Other non-current liabilities	6,188	5,303

Total liabilities	$337,076	$269,401
Stockholders’ equity	283,873	279,027

Total liabilities and stockholders’ equity	$620,949	$548,428

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$1,517	$2,310	$3,044	$4,183
Depletion, depreciation and amortization	12,563	16,770	25,153	30,892
Impairment of oil and gas properties	—	6,505	—	6,505
Accretion of discount on ARO	89	94	180	211
Amortization of deferred loan fees and debt issuance costs	273	247	528	461
Non-cash stock compensation	404	417	818	838
Market value adjustments for derivatives instruments	10,550	(2,258)	15,944	2,658
Deferred income tax expense	925	1,908	1,889	2,903
Other noncash items	32	—	4	—
Changes in operating assets and liabilities	(11,648)	5,699	(4,520)	(1,375)

Cash flows provided by operating activities	$14,705	$31,692	$43,040	$47,276

Cash flows used by investing activities	(39,678)	(25,268)	(84,712)	(73,490)
Cash flows (used) provided by financing activities	29,820	(1,292)	38,822	34,197

Net increase (decrease) in cash and cash equivalents	$4,847	$5,132	$(2,850)	$7,983

SUMMARY PER MCFE DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Oil and natural gas sales	$14.32	$8.24	$12.37	$7.97
Hedge settlements	(1.24)	0.00	(0.61)	0.18
Unrealized hedge gains (losses)	(3.88)	0.54	(2.84)	(0.34)
Other revenue	0.02	0.01	0.01	0.01

	$9.22	$8.79	$8.93	$7.82

Costs and expenses:
Lease operating	0.94	0.80	0.99	0.75
Production taxes	0.53	0.13	0.49	0.08
General and administrative	0.96	0.55	0.93	0.57
Depletion of natural gas and oil properties	4.57	3.99	4.43	3.88
Impairment of oil and gas properties	0.00	1.56	0.00	0.83
Depreciation and amortization	0.06	0.04	0.05	0.04
Accretion of discount on ARO	0.03	0.02	0.03	0.03

	$7.09	$7.09	$6.92	$6.18

Operating income	$2.13	$1.70	$2.01	$1.64

Interest expense, net of interest income (a)	(1.27)	(0.85)	(1.21)	(0.87)
Other income (expense)	0.04	0.17	0.07	0.11

Adjusted income	$0.90	$1.02	$0.87	$0.88

(a)	Calculated as interest expense minus interest income divided by production for period.

BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO EARNINGS WITHOUT THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net income (loss) as reported	$1,517	$2,310	$3,044	$4,183
Unrealized derivative (gains) losses	10,550	(2,258)	15,944	2,658
Impairment of oil and natural gas properties	—	6,505	—	6,505
Tax impact	(3,996)	(1,491)	(6,105)	(3,449)

Earnings without the effect of certain items	$8,071	$5,066	$12,883	$9,897

Earnings without the effect of certain items represent net income excluding both unrealized gains and losses on derivative contracts and our non-cash impairment change in our oil and gas properties. Management believes that exclusion of both of these items will help enhance comparability of operating results between periods.
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF JULY 29, 2008
(unaudited)

		2008		2009
		Q3	Q4	Q1	Q2	Q3
Natural Gas Costless Collars:
Daily volumes	MMBtu/d	12,283	7,391	6,778	4,615	4,565
Floor	$/MMBtu	$7.42	$8.51	$8.75	$7.54	$7.54
Cap	$/MMBtu	$9.95	$10.81	$11.09	$10.23	$10.23

Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d	—	1,630	1,667	—	—
Floor	$/MMBtu	$—	$8.00	$8.00	$—	$—
Written Put	$/MMBtu	$—	$5.50	$5.50	$—	$—
Cap	$/MMBtu	$—	$10.35	$10.35	$—	$—

Oil Costless Collars:
Daily volumes	Bbls/d	533	446	333	99	—
Floor	$/Bbl	$74.92	$73.44	$79.15	$62.00	$—
Cap	$/Bbl	$100.07	$98.82	$108.53	$81.75	$—
Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.